                                                                    EXHIBIT 12.1

                            STEWART ENTERPRISES, INC.
                                AND SUBSIDIARIES

                CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)

                                   (UNAUDITED)

                                                                                YEARS ENDED OCTOBER 31,
                                                       ----------------------------------------------------------------------------
                                                          2004             2003           2002            2001              2000
                                                       ------------     ----------      ---------      ----------         ---------

Earnings (loss) from continuing operations
  before income taxes................................  $     68,680(2)  $  (54,484)(3)  $  47,461(4)   $ (197,903)(5)(6)  $ 103,319

Fixed charges:
  Interest charges (1)...............................        47,735         53,797         62,655          64,235            62,748
  Interest portion of lease expense..................         1,918          1,933          2,258           2,882             3,379
                                                       ------------     ----------      ---------      ----------         ---------
Total fixed charges..................................        49,653         55,730         64,913          67,117            66,127

Earnings (loss) from continuing operations before
 income taxes and fixed charges, less capitalized
 interest............................................  $    117,933(2)  $      927(3)   $ 112,058(4)   $ (131,449)(5)(6)  $ 168,092
                                                       ============     ==========      =========      ==========         =========

Ratio of earnings to fixed charges...................          2.38(2)          --(3)        1.73(4)           --(5)(6)        2.54
                                                       ============     ==========      =========      ==========         =========

(1) Includes capitalized interest expense of $400, $319, $316, $663 and $1,354 for 2004, 2003, 2002, 2001 and 2000, respectively.

(2) Includes a charge of $3,435 for severance and other charges relating to the workforce reduction announced in December 2003 and separation payments to a former executive and $564 of gains on dispositions, net of impairment losses.

(3) Includes a charge of $11,289 for the loss on early extinguishment of debt recorded in connection with the redemption of the Remarketable Or Redeemable Securities, a noncash charge of $73,000 recorded in connection with goodwill impairment, a noncash charge of $18,972 recorded in connection with long-lived asset impairment and $2,450 of separation payments to former executives. As a result of these charges, the Company's earnings for fiscal year 2003 were insufficient to cover its fixed charges, and an additional $54,803 in pretax earnings would have been required to eliminate the coverage deficiency.

(4) Includes a noncash charge of $18,500 recorded in connection with the write-down of assets held for sale.

(5) Excludes cumulative effect of change in accounting principles of $250,004 (net of a $166,669 income tax benefit).

(6) Includes a noncash charge of $269,158 recorded in connection with the write-down of assets held for sale and other charges and a charge of $9,120 for the loss on early extinguishment of debt. As a result of these charges, the Company's earnings for fiscal year 2001 were insufficient to cover its fixed charges, and an additional $198,556 in pretax earnings would have been required to eliminate the coverage deficiency.

----------------------
      During the periods presented, the Company had no preferred stock outstanding. Therefore, the ratio of earnings to combined fixed charges and preference dividends was the same as the ratio of earnings to fixed charges for each of the periods presented.

                            STEWART ENTERPRISES, INC.

                                AND SUBSIDIARIES

                CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)

                                   (UNAUDITED)

                                          THREE MONTHS   THREE MONTHS
                                             ENDED          ENDED
                                           JANUARY 31,   JANUARY 31,
                                              2005          2004
                                          ------------   ------------
Earnings from operations
  before income taxes..................   $ 15,334(2)    $     18,495(3)

Fixed charges:
  Interest charges (1).................     10,389             12,621
  Interest portion of lease expense....        392                475
                                          ------------   ------------
Total fixed charges....................     10,781             13,096

Earnings from operations before
  income taxes and fixed charges, less
  capitalized interest.................   $ 26,102(2)    $     31,491(3)
                                          ========       ============

Pro forma ratio of earnings
  to fixed charges.....................       2.42(2)            2.40(3)
                                          ========       ============

(1) Includes capitalized interest expense of $13 and $100 for the three months ended January 31, 2005 and 2004, respectively.

(2) Includes $331 of gains on dispositions, net of impairment losses and a charge of $2,651 for the loss on early extinguishment of debt.

(3) Includes a charge of $1,993 for severance and other costs related to workforce reductions announced in December 2003 and $603 of gains on dispositions, net of impairment losses.

----------------------
      During the periods presented, the Company had no preferred stock outstanding. Therefore, the ratio of earnings to combined fixed charges and preference dividends was the same as the ratio of earnings to fixed charges for each of the periods presented.

                                      -2-